Exhibit 99.1

Investor Contact:	Michael E. Conley
(972) 443-6557

Media Contact:	Sean S. Clancy
(972) 443-6546

FOR RELEASE OCT. 21, 2003 AT 7:00 A.M. CDT

Flowserve Reduced Debt By $36 Million In Third Quarter,

 $121 Million Year To Date

Continued To Build Backlog For 2004

DALLAS – Oct. 21, 2003 – Flowserve Corp. (NYSE: FLS) today reported net income of $10.6 million, or 19 cents a share, in the third quarter of 2003, compared with $9.3 million, or 17 cents a share, in the year-ago quarter.

Before special items, net income was 24 cents a share in the third quarter of 2003, in line with the company’s guidance, compared with 31 cents a share in the prior year period.  Special items in both periods relate to integration and restructuring expenses associated with the May 2002 acquisition of the flow control division of Invensys plc (IFC).  In addition, special items in the third quarter of 2002 included $0.8 million of deferred financing fees related to the prepayment of debt during the quarter.

Third Quarter Highlights  (Comparisons are versus third quarter 2002, unless noted.)

•                  Backlog – Up 6 percent.

•                  Bookings – Up slightly.

•                  Sales – Down 4 percent.

•                  Debt – Reduced debt by $36 million from second quarter.

•                  Net debt-to-capital ratio – Improved to 53.9 percent.

•                  Cash flow from operations – $16.0 million after funding $21.7 million of pension contributions and $11.5 million of interest on subordinated notes.

•                  DSO – Improved 8 days.

•                  Inventory turns – Improved to 3.6 from 3.4.

•                  Operating income, excluding special items – Down 21 percent.

•                  EPS – 24 cents compared with 31 cents in year-ago quarter, excluding special items in both periods; 19 cents reported compared with 17 cents reported in year-ago quarter.

Third Quarter Results

Backlog increased 6 percent to $834.4 million in the third quarter of 2003 compared with $787.6 million in the year-ago period, reflecting solid year-to-date bookings.   Year to date in 2003, bookings have increased 3 percent to $1.81 billion compared with 2002 year to date pro forma.  Bookings increased slightly to $581.0 million in the third quarter of 2003 compared with $578.0 million in last year’s third quarter.   Pro forma results give effect as if the May 2, 2002 acquisition of IFC had been completed on Jan. 1, 2002.

“We are encouraged by the increase in backlog and our continued debt reduction in what remains a challenging market environment,” said Flowserve Chairman, President and Chief Executive Officer C. Scott Greer.  “The improvement in backlog primarily reflects continued strong project-related activity, particularly in our upstream petroleum business, the potency of the business model used by our seals division, which posted its sixth consecutive quarter-over-quarter increase in bookings, and favorable currency translation.”

Third quarter 2003 sales declined 4 percent to $565.1 million compared with

$586.7 million in the prior year period.  The decline primarily reflects the ongoing weakness in the company’s quick-turnaround business, mainly in the chemical and general industrial sectors.  Additionally, the power business was down year over year.

Currency translation had an estimated 6 percent favorable impact on third quarter 2003 bookings and sales compared with last year’s quarter.

Operating income, excluding special items, was $40.0 million in the third quarter of 2003, compared with $50.6 million in the year-ago quarter.  Operating income was unfavorably impacted primarily by lower shipping volume, lower higher- margin parts, lower overhead absorption and some cost overruns.

Net income, before special items, was $13.1 million in the third quarter of 2003 compared with $16.9 million in last year’s third quarter.  Special items for integration expenses related to the IFC acquisition were $3.8 million in the third quarter of 2003.  In the year-ago period, special items totaled $11.7 million and included integration and restructuring expenses of $8.3 million, $2.6 million included in cost of sales related to a required purchase accounting revaluation of inventory and a loss of $0.8 million resulting from the non-cash write off of deferred financing fees associated with the optional debt repayment in the quarter.

Cash Flow Positive, Despite Pension Contribution

In the third quarter of 2003, the company generated $16.0 million of cash flow from operations after funding $21.7 million of pension contributions, an $11.5 million interest payment on its subordinated notes and $5.1 million of integration and restructuring costs.  This compares with $47.0 million of cash flow from operations after funding $11.5 million of interest on subordinated notes and $8.0 million of integration and restructuring costs in the year-ago quarter.

Days’ sales outstanding improved to 70 days at the end of the third quarter of 2003, compared with 78 days at the end of last year’s third quarter. Inventory turns improved to 3.6 times for the third quarter of 2003 compared with 3.4 times for the year-ago period.

Continued Debt Reduction

The company made $36 million of optional debt prepayments in the third quarter, raising the total of debt repayments made in 2003 to $121 million.  The net debt-to-capital ratio improved to 53.9 percent at the end of the third quarter of 2003 compared with 60.5 percent at the end of the year-ago period and also improved sequentially.  “That we again prepaid a substantial amount of debt, despite the heavy cash requirements in the quarter, illustrates Flowserve’s cash generating capability,” Greer said.  “We continue to target about $150 million of debt reduction in 2003.”

Difficult Market Conditions Continue To Impact FPD

In the Flowserve Pump Division (FPD), third quarter 2003 bookings declined 3 percent to $281.4 million compared with the prior year period.  Third quarter 2003 sales were $262.8 million compared with $291.9 million in last year’s quarter.   Operating income was $16.3 million in the third quarter of 2003 compared with $25.2 million in the year-ago period.  Third quarter 2003 operating margin was 6.2 percent compared with 8.6 percent in last year’s third quarter.

“The year-over-year decline in FPD’s third quarter operating results reflects lower sales, unfavorable mix and, to a lesser extent, some cost overruns, which we discussed last quarter,” Greer said.  “Reduced overhead absorption, resulting from the lower sales in the quarter, also negatively impacted operating income.”

FCD Bookings Improve

In the Flow Control Division (FCD), third quarter 2003 bookings improved 3 percent to $216.5 million and sales were unchanged at $218.0 million compared with the year-ago period.  Operating income, before special items, was $15.0 million in the third quarter of 2003 compared with $15.8 million in the prior year period.  Operating margin, before special items, was 6.9 percent in the third quarter of 2003, down 30 basis points compared with last year’s third quarter.

“FCD’s results reflect an unfavorable product mix and lower unit volume, despite the IFC synergy benefits,” Greer said.

FSD Again Generates Solid Results

The Flow Solutions Division’s (FSD) third quarter 2003 bookings increased 2 percent to $88.9 million and sales increased 4 percent to $89.9 million compared with the prior year quarter.  Third quarter 2003 operating income was $17.3 million compared with $17.6 million in the year-ago quarter.  Operating margin was 19.2 percent in the third quarter of 2003 compared with 20.4 percent in the prior year period.

“I am pleased with FSD’s solid results, which clearly reflect the success of its end-user strategy for growth, despite some difficult market conditions,” Greer said.  “This illustrates why we are firmly committed to replicating this business approach in all of our operating divisions.”

Outlook

“Against the backdrop of a slowly improving U.S. economy, our long term view toward our key markets remains positive,” Greer said.  “We continue to see an appreciable level of project business and have built backlog, which should bode well for 2004.  In addition, we are continuing to implement our important customer-centric, end-user strategy and configuring our organization to drive that key initiative.  All the while, we have been generating good cash flow and paying down debt.   In the short term, however, we are disappointed that our book-and-ship business continues to be weak and do not expect our customers to turn on the spending spigot during the remainder of 2003.  In fact, recent public comments from some major chemical companies suggest that Flowserve’s book-and-ship business to that sector could remain depressed in the near term.

“We now expect full year 2003 earnings per share, before special items, to be closer to the bottom of the ranges of our previous guidance of $1.23 to $1.37, or $1.00 to $1.14 including special items.”

Conference Call

The company will webcast its regular quarterly investor conference call today at 11:00 a.m. Eastern Time.  This conference call can be accessed through the company’s website at www.flowserve.com.  More information about Flowserve Corp. can also be obtained by visiting this website.

Flowserve Corp. is one of the world’s leading providers of industrial flow management services.  Operating in 56 countries, the company produces engineered and industrial pumps for the process industries, precision mechanical seals, automated and manual quarter-turn valves, control valves and valve actuators, and provides a range of related flow management services.

SAFE HARBOR STATEMENT: This news release contains various forward-looking statements and includes assumptions about Flowserve’s future market conditions, operations and results. These statements are based on current expectations and are subject to significant risks and uncertainties. They are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the many factors that could cause actual results to differ materially from the forward-looking statements are: material adverse events in the national financial markets; changes in the already competitive environment for the company’s products or competitors’ responses to Flowserve’s strategies; the company’s ability to integrate past and future acquisitions into its management operations; political risks, military actions or trade embargoes affecting customer markets, including continuing conflict in Iraq with its potential impact on Middle Eastern markets and global oil producers; the health of the company’s various customer industries, including the petroleum, chemical, power and water industries; economic turmoil in areas outside the United States; global economic growth; unanticipated difficulties or costs associated with new systems, including software; the company’s relative geographical profitability and its impact on the company’s utilization of foreign tax credits; and the recognition of significant expenses associated with adjustments to realign the company’s facilities and other capabilities with its strategies and business conditions, including, without limitation, expenses incurred in restructuring the company’s operations and the cost of financing, including increases in interest costs.  Flowserve undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise.

(Tables Follow)

Flowserve Corporation

Income Statements

September 30, 2003

Condensed

Consolidated

except per share data

	3rd Quarter		Year to Date
	2003	2002	2003	2002

Sales	$565.1	$586.7	$1,743.2	$1,626.5
Cost of sales	392.2	411.2	1,220.9	1,126.9
Gross profit	172.9	175.5	522.3	499.6
Selling, general & administrative expense	132.9	127.5	391.7	349.6
Integration expense	3.8	6.1	15.9	8.1
Restructuring expense	—	2.2	1.8	2.9
Operating income	36.2	39.7	112.9	139.0
Loss on optional prepayments of debt	0.4	0.8	1.0	10.5
Net interest expense	19.2	23.8	60.1	69.5
Other expense, net	0.4	0.8	2.9	3.0
Earnings before income taxes	16.2	14.3	48.9	56.0
Provision for income taxes	5.6	5.0	16.9	19.6
Net earnings	$10.6	$9.3	$32.0	$36.4

Average shares outstanding - basic	55.1	55.1	55.1	50.8
Average shares outstanding - diluted	55.4	55.3	55.2	51.3

Earnings per share basic:
Net earnings	$0.19	$0.17	$0.58	$0.72
Earnings before special items*	$0.24	$0.31	$0.79	$1.06

Earnings per share diluted:
Net earnings	$0.19	$0.17	$0.58	$0.71
Earnings before special items*	$0.24	$0.31	$0.79	$1.05

Bookings	$581.0	$578.0	$1,811.4	$1,624.1
Ending backlog	$834.4	$787.6	$834.4	$787.6

*  Special items relate to the acquisition and integration of the flow control division of Invensys plc (IFC).  See Special Items table for reconciliation of operating income, net earnings and earnings per share to operating income before special items, net earnings before special items and earnings per share before special items.

Flowserve Corporation

Balance Sheets

September 30, 2003

Condensed

Consolidated

Amounts in millions

	September 30, 2003	December 31, 2002
Assets

Current assets:
Cash and cash equivalents	$30.0	$49.3
Accounts receivable, net	442.4	490.8
Inventories	438.7	431.2
Prepaids and other current assets	62.7	59.7
Total current assets	973.8	1,031.0

Property, plant and equipment, net	439.1	464.4

Goodwill, net	866.1	833.5
Other intangible assets, net	167.8	176.5
Other assets	107.4	102.3

Total assets	$2,554.2	$2,607.7

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$217.6	$230.6
Accrued liabilities	242.9	222.8
Long-term debt due within one year	43.5	38.6
Total current liabilities	504.0	492.0

Long-term debt due after one year	938.8	1,055.8
Post-retirement benefits and deferred items	295.2	304.2
Total long-term liabilities	1,234.0	1,360.0

Shareholders’ equity	816.2	755.7

Total liabilities and shareholders’ equity	$2,554.2	$2,607.7

Flowserve Corporation

Statement of Cash Flows

September 30, 2003

Condensed

Consolidated

Amounts in millions

	3rd Quarter		Year to Date
	2003	2002	2003	2002

Cash flows – Operating activities:
Net earnings	$10.6	$9.3	$32.0	$36.4
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	15.2	15.3	45.6	41.5
Amortization	2.6	2.8	7.8	6.4
Financing fees and other	2.3	0.9	5.4	13.4
Change in assets and liabilities, net of acquisitions:
Accounts receivable	31.1	41.4	70.8	46.3
Inventories	(2.9)	(7.4)	10.1	(15.0)
Prepaid expenses	3.1	(0.5)	3.0	8.1
Other assets	(5.4)	(1.7)	(7.7)	(4.3)
Accounts payable	(14.2)	(13.4)	(32.8)	(22.5)
Accrued liabilities	1.6	1.1	(2.3)	(14.9)
Income taxes payable	(2.2)	(5.0)	3.8	7.5
Retirement benefits and other liabilities	(24.0)	(0.9)	(17.0)	2.7
Net deferred taxes	(1.8)	5.1	(5.4)	21.5
Net cash flows provided by operating activities	16.0	47.0	113.3	127.1
Cash flows - Investing activities:
Capital expenditures	(6.4)	(7.1)	(19.1)	(21.9)
Cash received for disposals of assets	2.2	2.7	2.2	4.3
Payments for acquisitions, net of cash acquired	—	(0.7)	—	(530.4)
Net cash flows used by investing activities	(4.2)	(5.1)	(16.9)	(548.0)
Cash flows - Financing activities:
Net borrowings (repayments) under lines of credit	4.0	—	4.0	(70.0)
Payments on long-term debt	(40.0)	(88.6)	(125.0)	(583.9)
Proceeds from long-term debt	—	—	—	795.3
Proceeds from issuance of common stock	—	—	—	275.9
Payment of prepaid financing fees	(1.7)	—	(1.7)	(5.0)
Other direct costs of long-term debt repayment	—	—	—	(0.7)
Net proceeds (payments) from stock option activity	—	—	—	16.8
Other	—	—	—	(0.2)
Net cash flows used by financing activities	(37.7)	(88.6)	(122.7)	428.2
Effect of exchange rate changes	—	(2.0)	7.0	4.0
Net change in cash and cash equivalents	(25.9)	(48.7)	(19.3)	11.3
Cash and cash equivalents at beginning of period	55.9	81.5	49.3	21.5
Cash and cash equivalents at end of period	$30.0	$32.8	$30.0	$32.8

Flowserve Corporation

Supplemental Segment Information

September 30, 2003

Amounts in millions

	Flowserve	Flow	Flow	All	Consolidated
Quarter ended September 30, 2003	Pump	Solutions	Control	Other	Total

Total division bookings	$281.4	$88.9	$216.5	$(5.8)	$581.0

Total division sales	$262.8	$89.9	$218.0	$(5.6)	$565.1

Segment operating income (before special items*)	$16.3	$17.3	$15.0	$(8.6)	$40.0

	Flowserve	Flow	Flow	All	Consolidated
Quarter ended September 30, 2002	Pump	Solutions	Control	Other	Total

Total division bookings	$290.7	$87.3	$210.5	$(10.5)	$578.0

Total division sales	$291.9	$86.3	$217.9	$(9.4)	$586.7

Segment operating income (before special items*)	$25.1	$17.6	$15.8	$(7.9)	$50.6

	Flowserve	Flow	Flow	All	Consolidated
Year to Date September 30, 2003	Pump	Solutions	Control	Other	Total

Total division bookings	$903.5	$270.6	$662.2	$(24.9)	$1,811.4

Total division sales	$840.9	$266.3	$658.2	$(22.2)	$1,743.2

Segment operating income (before special items*)	$55.3	$50.7	$51.0	$(26.4)	$130.6

	Flowserve	Flow	Flow	All	Consolidated
Year to Date September 30, 2002	Pump	Solutions	Control	Other	Total

Total division bookings	$863.2	$263.3	$519.8	$(22.2)	$1,624.1

Total division sales	$877.2	$258.8	$514.7	$(24.2)	$1,626.5

Segment operating income (before special items*)	$97.6	$48.6	$31.2	$(22.2)	$155.2

*  Special items relate to the acquisition and integration of the flow control division of Invensys plc (IFC).  See Special Items table for reconciliation of operating income, net earnings and earnings per share to operating income before special items, net earings before special items and earnings per share before special items.

The Company evaluates segment performance based upon segment operating income before special items.

Flowserve Corporation

Special Items

September 30, 2003

Dollars in millions,
except per share data

	3rd Quarter		Year to Date
	2003	2002	2003	2002

Operating income	$36.2	$39.7	$112.9	$139.0

Adjustments to reconcile operating income to operating income before special items:

Purchase accounting adjustment associated with required write-up and subsequent sale of inventory	—	2.6	—	5.2

Integration expense	3.8	6.1	15.9	8.1

Restructuring expense	—	2.2	1.8	2.9

Operating income before special items	$40.0	$50.6	$130.6	$155.2

Net earnings	$10.6	$9.3	$32.0	$36.4

Adjustments to reconcile net earnings to earnings before special items, net of tax:

Purchase accounting adjustment associated with required write-up and subsequent sale of inventory	—	1.7	—	3.4

Loss on optional prepayment of debt	—	0.5	—	6.8

Integration expense, net of tax	2.5	4.0	10.5	5.3

Restructuring expense, net of tax	—	1.4	1.2	1.9

Net earnings before special items	$13.1	$16.9	$43.7	$53.8

Earnings per share (diluted)	$0.19	$0.17	$0.58	$0.71

Adjustments to reconcile diluted earnings per share to earnings per share before special items:

Purchase accounting adjustment associated with required write-up and subsequent sale of inventory	—	0.03	—	0.07

Loss on optional prepayment of debt	—	0.01	—	0.13

Integration expense	0.05	0.07	0.19	0.10

Restructuring expense	—	0.03	0.02	0.04

Net earnings per share before special items	$0.24	$0.31	$0.79	$1.05

Note:  Flowserve’s management believes that the integration and restructuring expenses included in the 2003 and 2002 third quarter and year to date results, while indicative of efforts to integrate the Invensys plc (IFC) acquisition into Flowserve’s flow control division, do not reflect ongoing business results.  Additionally, Flowserve’s management believes that extraordinary items generally do not reflect ongoing business.  As such, Flowserve believes that the loss on optional prepayment of debt included in the 2002 third quarter and year to date results, which were previously reported as extraordinary items, do not reflect ongoing business.  Management has defined all of these expenses as special items. Management believes that investors can better evaluate and analyze historical and future business trends if they also consider results of operations without these special items. Management utilizes earnings excluding these special items to evaluate corporate and segment performance and in determining certain performance-based compensation. Earnings before special items are not a recognized measure under generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. The reconciliation table above reconciles operating income, net earnings and earnings per share, all on a GAAP basis, as reflected in Flowserve’s Consolidated Income Statement to the same measures excluding special items.

Flowserve Corporation

Debt and Lease Obligation

September 30, 2003

Amounts in millions

	September 30,	December 31,
	2003	2002
Tranche A	$223.4	$259.3
Tranche C	492.5	580.5
Revolving debt	4.0	—
Senior subordinated notes, net of discount	261.8	254.0
Capital lease obligation and other	0.6	0.6
	$982.3	$1,094.4